ProPhase Labs Reports Financial Results

for the Three and Six Months Ended June 30, 2013

DOYLESTOWN, Pennsylvania – August 13, 2013.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $1.9 million for each of the three months ended June 30, 2013 and 2012. The Company realized a net loss for the three months ended June 30, 2013, of $1.7 million, or ($0.11) per share, compared to a net loss of $1.9 million, or ($0.13) per share, for the three months ended June 30, 2012.

Results for the second quarter of 2013 compared to the second quarter of 2012 principally reflect the net effect of (i) an increase in gross profit of $103,000, (ii) a decrease in research and development costs of $313,000, (iii) a decrease in sales and marketing expenses of $111,000, offset by (iv) an increase of $315,000 in administration costs due principally to an increase in legal and professional costs.

The Company’s sales are derived principally from its over-the-counter (“OTC”) cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes major variations in operating results from quarter to quarter. The three months ended June 30 is historically our lowest sales period due to the seasonality of our business.

The Company generated net sales for the six months ended June 30, 2013 of $9.5 million, an increase of $1.6 million, or 19.8%, as compared to $7.9 million for the six months ended June 30, 2012. The Company incurred a net loss for the six months ended June 30, 2013, of $1.4 million, or ($0.09) per share, compared to a net loss of $2.6 million, or ($0.18) per share, for the six months ended June 30, 2012.

Results for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 principally reflect the net effect of (i) an increase in net sales of $1.6 million, (ii) a decrease in research and development costs of $486,000, offset by (iii) an increase in sales and marketing expense of $75,000, (iv) an increase of $321,000 in administration costs due principally to an increase in legal and professional costs.

The revenue growth we realized for the first six months of fiscal 2013, as compared to the first six months of 2012, was in part attributable to the success of our marketing efforts to increase consumer awareness to the benefits of Cold-EEZE® Cold Remedy products and generate increased demand for Cold-EEZE®.  In addition, the timing, stocking and ultimate level of demand of retailer purchases of our OTC cold remedy products are affected by the change in the timing and the comparative severity of the respective cold season as well as the effects of the timing and scope of our marketing and promotional efforts to increase consumer awareness and to influence purchaser decisions.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “We continue to make progress in the expansion of our Cold-EEZE® Cold Remedy brand as shown by our year to date sales growth. Through the introduction of new Cold-EEZE® products, we are efficiently leveraging our marketing dollars and leveraging our distribution platform.  As previously articulated, our next generation of Cold-EEZE® products (which we began shipping in July 2013) will not be new flavors of lozenges but rather Cold-EEZE® products in new delivery forms that shorten the duration of the common cold as well as provide additional health benefits. As evidenced in our most recent financial results, we continue to make excellent progress toward our long term strategy of increasing the value of the Cold-EEZE® Cold Remedy brand and the value of our Company to the benefit of all shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$1,939	$1,894	$9,481	$7,912
Cost of sales	1,011	1,069	3,214	2,747
Gross profit	928	825	6,267	5,165

Operating expenses:
Sales and marketing	709	820	4,072	3,997
Administration	1,723	1,408	3,221	2,900
Research and development	216	529	404	890
	2,648	2,757	7,697	7,787

Loss from operations	(1,720)	(1,932)	(1,430)	(2,622)

Interest and other income	1	2	1	5
Loss before income taxes	(1,719)	(1,930)	(1,429)	(2,617)

Income tax (benefit) (Note 5)	-	-	-	-

Net loss	$(1,719)	$(1,930)	$(1,429)	$(2,617)

Basic and diluted loss per share:
Net loss	$(0.11)	$(0.13)	$(0.09)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	15,845	14,831	15,799	14,811

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$4,058	$572
Accounts receivable	$1,128	$5,409
Inventory	$3,289	$2,051
Total current assets	$8,995	$10,719
Total assets	$15,067	$16,661

Total current liabilities	$4,471	$4,910
Other long term obligations	$300	$300
Total stockholders' equity	$10,296	$11,451